EXHIBIT 99.1
VASCO Reports Results for First Quarter of 2006
Revenues increase 20% over Q1 2005; Operating income increases 51% over Q1 2005. Financial results for first quarter of 2006 to be discussed on conference call today at 10:00 a.m. E.D.T.
OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, April 27, 2006 — VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), today reported its financial results for the first quarter ended March 31, 2006.
Revenues for the first quarter of 2006 increased 20% to $13.7 million from $11.4 million in the first quarter of 2005. Net income for the first quarter 2006 increased 39% to $2.0 million, or $0.05 per diluted share, from $1.4 million, or $0.04 per diluted share, in the first quarter of 2005.
Financial Highlights:
•	Gross profit was $9.5 million or 69% of revenue for the first quarter of 2006 and compares to gross profit of $7.2 million or 63% of revenue in the first quarter of 2005.

•	Operating expenses for the first quarter of 2006 were $6.6 million, an increase of $1.3 million or 24% from $5.3 million reported for the first quarter 2005. Operating expenses in 2006 included $0.3 million related to stock based incentives.

•	Operating income for the first quarter was $2.9 million, an increase of $1.0 million or 51% from $1.9 million reported for the first quarter of 2005. Operating income as a percentage of revenue for the first quarter of 2006 was 21% compared to 17% for the first quarter of 2005.

•	Earnings before interest, taxes, depreciation and amortization was $3.1 million for the first quarter of 2006, an increase of 29% from $2.4 million reported for the first quarter of 2005.

•	Net cash balances, total cash and cash equivalents less bank borrowings, at March 31, 2006 totaled $14.5 million compared to $14.0 million at December 31, 2005.
Operational and Other Highlights:
•	Approximately 1.8 million Digipass units shipped in the first quarter of 2006, an increase of more than 16% from the first quarter of 2005.

•	A total of 341 new accounts sold in the quarter, including 34 banks and 307 Corporate Network Access (“CNA”) customers. Both the number of new CNA customers and the number of new banks are a company record for a quarter.

•	VASCO Launches Speech Enabled Digipass 300 Comfort Voice

•	VASCO and Eutron Launch USB Enabled Digipass 860

•	VASCO Launches Digipass for Web

•	VASCO Launches Full Option, All Terrain Product Strategy

•	VASCO Partners with IMPRIVATA To Deliver Digipass-Based Network Authentication Appliance

•	SNS Bank Rolls Out Digipass 300 Comfort Voice to Blind and Visually Impaired Customers

•	German LBBW (Landesbank Baden-Wuerttemberg) offers Secure Retail e-banking to its Customers with VASCO’s Digipass 250

•	VASCO Awards GE Money Bank Germany for Its Visionary Approach to the German E-Banking Market

•	Dexia Bank (Belgium) to Secure Retail E-banking Customers with VASCO’s Digipass 810 Strong Authentication

•	Banca Monte Paschi Belgio (Belgium) to Use VASCO’s Digipass 260 for Retail and Corporate Banking
Guidance for full-year 2006:
VASCO reaffirmed the full-year 2006 guidance provided on February 21, 2006, which included:
•	Revenue growth of 35% to 45% for the full-year 2006 over full-year 2005,

•	Gross margins as a percentage of revenue of 58% to 63% for the full-year 2006, and

•	Operating margins as a percentage of revenue of 13% to 18% as reported in accordance with Generally Accepted Accounting Principles and 15% to 20% excluding stock related compensation and amortization expenses.
“We introduced our All Terrain Strategy in the first quarter of 2006 to further penetrate and protect our existing and growing customer base,” said Ken Hunt, VASCO’s CEO, and Chairman. “We will build on our strategy of being the high-volume, high-quality, low-cost producer by expanding our flexible platform to support a growing array of authentication products. Some of those products, like our Digipass for Web, which we announced this quarter, will allow customers to implement a strong authentication solution as a complement to or as an alternative to deploying hardware authentication devices. Our platform, which allows any of our forms of authentication to be used simultaneously, will allow customers to deploy an appropriate, cost-effective method of authentication for each user of their application by selecting the appropriate Digipass product, including Digipass for Web. We believe that Digipass for Web will provide a seamless, non-invasive way to authenticate users that goes well beyond today’s fraud detection products. With the addition of Digipass for Web, VASCO will be able to serve and authenticate every audience that needs strong authentication, from people buying a book online once a year to CFO’s of companies, transacting millions of dollars on a daily base. We will also be looking to acquire companies that can expand our authentication product offerings and product development capabilities.”
“The results of the first quarter in 2006 reflect the continued strong growth of the business in both our banking and corporate network access markets compared to the first quarter of 2005,” said Jan Valcke, VASCO’s President and COO. “The increase in gross margin as a percentage of revenue in the quarter primarily reflects the fact that our corporate network access business, which has a higher gross margin rate than our banking business, grew faster than our banking business and the fact that we were able to reduce our average cost of product sold. We added 34 new banking customers as compared to 18 in the first quarter of 2005. We also saw a very strong order flow in the first quarter of 2006. As we start the second quarter, we have a backlog of firm orders to be shipped in the second quarter of $16.0 million, which is 48% higher than the $10.8 million backlog we had entering the second quarter of 2005 and 30% higher than the $12.3 million in actual sales reported for Q2 2005.”
Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to be strong. Net cash balances, cash and cash equivalents less bank borrowings, were $14.5 million, an increase of $0.5 million or 4% from December 31, 2005. Our working capital was $18.9 million at the end of the first quarter, an increase of $2.6 million, or 16%, from $16.3 million at December 31, 2005. Days Sales Outstanding (DSO) in net accounts receivable increased to 76 days at March 31, 2006 from 63 days at December 31, 2005.”
Conference Call Details
In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, April 27, 2006, at 10:00 a.m. EDT — 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the First Quarter of 2006.
To participate in this Conference Call, please dial one of the following numbers:
USA/Canada: +1 888-858-4756
International: +1 973-582-2824
And mention access code: VASCO to be connected to the Conference Call.
The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	March 31,
	2006	2005
Net revenues	$13,690	$11,444
Cost of goods sold	4,239	4,223

Gross profit	9,451	7,221

Operating costs:
Sales and marketing	3,977	3,337
Research and development	942	809
General and administrative	1,534	974
Amortization of purchased intangible assets	98	177

Total operating costs	6,551	5,297

Operating income	2,900	1,924

Interest income	60	25
Other income (expense)	(27)	216

Income before income taxes	2,933	2,165
Provision for income taxes	974	758

Net income	1,959	1,407
Preferred stock dividends	—	(14)

Net income available to common shareholders	$1,959	$1,393

Basic net income per common share	$0.05	$0.04
Diluted net income per common share	$0.05	$0.04

Weighted average common shares outstanding:
Basic	36,114	34,423

Diluted	37,712	36,326

VASCO Data Security International, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash	$15,253	$17,143
Accounts receivable, net of allowance for doubtful accounts	11,533	12,083
Inventories, net	2,295	1,570
Prepaid expenses	636	726
Deferred income taxes	447	117
Foreign sales tax receivable	611	89
Other current assets	596	451

Total current assets	31,371	32,179

Property and equipment, net	1,064	982

Intangible assets, net	982	1,054
Goodwill	6,665	6,665
Note receivable and investment in SSI	600	600
Other assets	25	25

Total assets	$40,707	$41,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowing	$776	$3,173
Accounts payable	3,805	4,753
Deferred revenue	1,089	1,765
Accrued wages and payroll taxes	1,971	2,329
Income taxes payable	2,631	1,547
Other accrued expenses	2,214	2,287

Total current liabilities	12,486	15,854

Long-term deferred warranty	248	256

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	59,575	59,625
Deferred compensation	—	(403)
Accumulated deficit	(31,025)	(32,985)
Accumulated other comprehensive loss - cumulative translation adjustment	(613)	(878)

Total stockholders’ equity	27,973	25,395

Total liabilities and stockholders’ equity	$40,707	$41,505

Reconciliation of EBITDA to net income (in thousands):

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
EBITDA	$3,070	$2,385

Interest income	60	25
Provision for income taxes	(974)	(758)
Depreciation and amortization	(197)	(245)

Net income	$1,959	$1,407

We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.
EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO’s user authentication software is delivered via its Digipass hardware and software security products. With over 20 million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong User Authentication with over 440 international financial institutions and over 2,300 blue-chip corporations and governments located in more than 100 countries.
Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.
Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.
For more information contact:
Jochem Binst, +32 2 456 9810, jbinst@vasco.com